Exhibit 4.42

English Translation

Loan Contract

CN:KMCM-O-2016-001

This Loan Contract (hereinafter referred to as the “Contract”) dated March 2, 2016 is made by and between the following parties in Beijing:

Shanda Computer (Shanghai) Co., Ltd. (hereinafter referred to as “Party A”), a limited liability company incorporated and validly existing according to the laws of the People’s Republic of China (hereinafter referred to as “PRC”), with its principal business address at Room 712—A, No. 625 Zhangjiang North Road, Pudong New Area, Shanghai.

Kusheng (Tianjin) Technology Co., Ltd. (hereinafter referred to as “Party B”), a limited liability company incorporated and validly existing according to the laws of the People’s Republic of China (hereinafter referred to as “PRC”), with its main principal business address at Room 201-243, Floor 2, District B1, Animation Building, No.126, Animation Middle Road, Eco City, Tianjin, PRC.

Party A and Party B are referred to as the “Parties” collectively and “Party” respectively.

Whereas:

1.                   Party B and Xu Xudong (ID No.: ##################) entered into a loan contract on February 2, 2015, whereby Party B borrowed RMB 30 million yuan from Xu Xudong and received the money on March 4, 2015.

2.                   Party B received the notice on creditor’s rights transfer on May 11, 2015 sent by Xu Xudong, confirming that the aforesaid creditor’s rights of RMB 30 million yuan had been transferred to Party A.

3.                   Party B repaid RMB 1.95 million yuan owed to Party A on January 8, 2016.

4.                   Out of the needs of future business development, Party B intends to apply for loan extension to Party A and Party A agrees to grant the loan extension on the terms and conditions specified herein, the Parties hereby reached the following agreement through friendly consultation:

Article I Loan Extension

Party A agrees to extend the maturity date of the loan of RMB 28.05 million yuan (Amount in words: RMB twenty-eight million and fifty thousand yuan) until September 3, 2016. In the event that Party A and Party B intend to renew this Contract upon the expiration of the extended period, the Parties may enter into separate supplementary agreement within 15 days prior to the expiration of the term of this Contract.

Article 2 Loan Interest

The loan interest shall be calculated as per the interest rate of 6.5% per annum.

Article 3 Purpose of the Loan

All the loan shall be used for the business activities engaged by Kusheng (Tianjin) Technology Co., Ltd. and shall not be used for external borrowing, external investment, the stock market or other expenditure inconsistent with the company’s business objectives.

Article 4 Resolution of Contractual Dispute

4.1 This Contract shall be governed by and construed in accordance with PRC laws.

4.2 In the event of any dispute with respect to the construction and performance of this Contract, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within thirty (30) days after either Party’s request to the other Party for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its then effective arbitration rules. The arbitration shall be conducted in Beijing, and the language used in arbitration shall be Chinese.  The arbitration award shall be final and binding on all parties.

Article 5 Miscellaneous

5.1 Neither party shall be allowed to modify or rescind this Contract unilaterally, unless otherwise required by law. One Party shall immediately notify the other party in case it modifies or rescinds this Contract as required by law, as to which both Parties shall enter into a written agreement.

5.2 With respect to the matters unmentioned herein, the Parties shall enter into supplementary agreement subject to mutual negotiation, which shall have the same legal effect as this Contract.

5.3 This Contract is made in quadruplicate, with Party A and Party B holding two originals respectively, and such originals have the equal legal force.

(Signature Page of Loan Contract)

IN WITNESS WHEREOF, the Parties have caused their duly authorized representative to execute this Contract.

Party A: Shanda Computer (Shanghai) Co., Ltd.

Signature:	/s/ (Seal)

Party B: Kusheng (Tianjin) Technology Co., Ltd.

Signature of Authorized Representative:	/s/ (Seal)